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                                   EXHIBIT 21


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                         SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of Monadnock Community Bancorp, Inc. following the Reorganization:

Name                                               State of Incorporation
----                                               ----------------------
Monadnock Community Bank                                  Federal